[Letterhead of Rosenberg Smith & Partners]

Exhibit 23.2


            CONSENT OF ROSENBERG SMITH & PARTNERS, INDEPENDENT AUDITORS




Board of Directors
Vital Products Inc
35 Adesso Drive
Concord, Ontario
Canada L4K 3C7


Dear Sirs:

This letter is to constitute our consent to include the audit report of The Chidcare Division a division of On The Go Healthcare, Inc. as of July 31, 2004 in the Registration Statement filed on Form SB-2 contemporaneously herewith and subject to any required amendments thereto.


/s/Rosenberg Smith & Partners
-----------------------------
Rosenberg Smith & Partners
Chartered Accountants
Concord, Ontario August 26, 2005




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